EXHIBIT 5.01

March 8, 2019

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Ladies and Gentlemen:

As counsel to Symantec Corporation, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about March 8, 2019 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,418,898 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), reserved for issuance by the Company upon the exercise of stock options and the settlement of restricted stock units granted under the Accezz.io Ltd. 2017 Share Incentive Plan (the “Plan”) and assumed by the Company in accordance with the terms of a Share Purchase Agreement, dated as of February 11, 2019 by and among the Company, Symantec Security (Israel) Ltd, Luminate Security Ltd., and certain other parties thereto (the “Purchase Agreement”). At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: (i) the Company’s current certificate of incorporation and bylaws, as amended, (ii) the Plan and the forms of agreements used thereunder (as furnished to us by the Company and filed by the Company with the Commission as exhibits to the Registration Statement), (iii) the Purchase Agreement and all exhibits thereto, (iv) the prospectuses prepared in connection with the Registration Statement, (v) certain corporate proceedings of the Company’s board of directors relating to the Registration Statement, the prospectuses prepared in connection with the Registration Statement, the Purchase Agreement, the Company’s current certificate of incorporation and bylaws, and (vi) such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials as we have deemed advisable, and we have examined such questions of law as we have considered necessary.

Symantec Corporation

March 8, 2019

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents, the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated March 8, 2019 issued by the Delaware Secretary of State with respect to the Company and representations and certifications made to us by the Company, including without limitation representations in an Opinion Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter. We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.

Based upon, and subject to, the foregoing, it is our opinion that:

(1) when up to 509,643 shares of Common Stock that may be issued and sold by the Company upon the exercise of stock options granted under the Plan and assumed by the Company in accordance with the terms of the Purchase Agreement, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per share) in accordance with the terms (including without limitation payment and authorization provisions) of the Plan and form[s] of award agreement[s] entered into thereunder and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable; and

(2) when up to 909,255 shares of Common Stock that may be issued by the Company upon the settlement of restricted stock units granted under the Plan and assumed by the Company in accordance with the terms of the Purchase Agreement, have been issued by the Company in accordance with the terms (including without limitation settlement and authorization provisions) of the Plan and form[s] of award agreement[s] entered into thereunder and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

Symantec Corporation

March 8, 2019

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
Fenwick & West LLP